Exhibit 99.01

              LG&E Energy and KU Energy To Close Merger May 4

LOUISVILLE, Ky. and LEXINGTON, Ky. - LG&E Energy Corp. (NYSE:LGE) and KU Energy Corporation (NYSE:KU) announced today that they will close their merger transaction effective May 4, 1998, subject to Securities and Exchange Commission (SEC) final approval and the satisfaction and confirmation of certain closing conditions set forth in their merger agreement.

"We are completing this merger in record time, less than a year from the day we announced it," said Roger W. Hale, LG&E Energy chairman and chief executive officer. "Our employees have worked extremely hard during that time to make this merger a reality. From day one, we recognized that both companies have complementary skills and expertise. Now, as we combine those assets to form a new company, I see enormous growth opportunities on the horizon for LG&E Energy."

"Throughout this process, we have been aggressive and thorough in our regulatory proceedings. We put together very comprehensive regulatory applications that detail how we plan to merge the two companies and the impact this combination will have on all of our stakeholders," said Michael
R. Whitley, KU Energy chairman and chief executive officer. "Now that we have set a closing date, we can get on with the business of putting those plans into action and delivering the benefits of the merger to our customers, shareholders, employees and the Commonwealth of Kentucky."

When completed, the merger will result in a new holding company known as LG&E Energy Corp., which will be one of the largest low-cost energy
services holding companies in the nation.   The new company will have more
than $4.7 billion in assets and will serve more than 1.1 million customers domestically and internationally. Its two utility companies, Louisville Gas and Electric Company and Kentucky Utilities Company, will be wholly owned subsidiaries and will be headquartered in Louisville, Ky. and Lexington, Ky., respectively. The utilities' customers will receive a surcredit of approximately 2 percent on the electric portion of their bills for the next five years, as a result of the merger savings.

LG&E Energy and KU Energy entered a merger agreement on May 20, 1997, and received unanimous approval from the Kentucky Public Service Commission on Sept. 12, 1997. Shareholders of both companies voted overwhelmingly in favor of the merger on Oct. 14, 1997. The Virginia State Corporation Commission approved the merger on Jan. 20, 1998. The Federal Energy
Regulatory Commission approved the merger on March 27, 1998.   The Federal
Trade Commission review period (under the Hart-Scott-Rodino Antitrust Improvement Act) expired March 27. Securities and Exchange Commission approval is anticipated prior to the May 4 closing date.

LG&E Energy Corp., a Fortune 500 company headquartered in Louisville, Ky., is a diversified energy services and marketing company with businesses in energy marketing and trading; power generation and project development; and retail gas and electric utility services. LG&E Energy has increased its dividends paid to shareholders for 43 consecutive years. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky. and 16 surrounding counties, and owns interests in two natural gas distribution companies in Argentina. The company owns equity in and operates power plants in seven states as well as in Spain. The company is one of the largest utility-affiliated energy marketers in the U.S.

KU Energy, headquartered in Lexington, Ky., is a holding company committed to building shareholder value, having increased its dividends to shareholders for 17 consecutive years. KU Energy is the parent company of Kentucky Utilities Company (KU). KU was among the first electric utility companies in the country to advocate nationwide customer choice and competition in the energy arena. KU is recognized as an international model for efficient, low-cost energy production, solid financial management and superior customer service. The company provides service to more than 470,000 customers in 77 Kentucky counties and five counties in Virginia.

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